UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 7, 2005

IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

(207) 856-0300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications purusant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material purusant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications purusant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications purusant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On December 7, 2005 the Board of Directors of IDEXX Laboratories, Inc. (the “Company”) approved changes to the Company’s standard compensation arrangements for non-employee Directors. A summary of the Company’s non-employee Director compensation, effective as of January 1, 2006, is attached as Exhibit 10.1 and incorporated herein by reference.

        The most significant changes to Director compensation are: (i) an increase in the cash retainer, (ii) an increase in annual fees for committee chairmen, Audit Committee members and the Lead Director, (iii) elimination of fees for meeting attendance, (iv) a shift in equity compensation from stock options vesting in one year to deferred stock awards vested at grant but not distributed until one year following termination of each Director’s service on the Board, and (v) an increase in the share ownership guideline from $90,000 to $500,000. The Company does not provide and has not provided benefits or perquisites to its Directors, other than the reimbursement of expenses associated with meeting attendance.

        The changes to Director compensation were approved as part of the Board’s annual review of Director compensation. In connection with that review, the Compensation Committee of the Board of Directors retained a compensation consultant to evaluate the design and competitiveness of the Company’s Director compensation. The changes adopted by the Board of Directors were substantially as recommended by the consultant.

        The Board determined that the new Director compensation and increased share ownership guideline achieve two principal goals: (i) attraction and retention of highly qualified directors and (ii) alignment of the interests of Directors with those of long-term owners of the Company’s stock.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1	Summary of Non-employee Director Compensation Effective as of January 1, 2006.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2005	IDEXX LABORATORIES, INC.

By: /s/ Conan R. Deady
Conan R. Deady Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.    Description of Exhibit

10.1	Summary of Non-employee Director Compensation Effective as of January 1, 2006.